Exhibit 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Reports Third Quarter 2004 Financial Results

SCOTTS VALLEY, Calif., Nov. 4, 2004—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the third quarter ended September 30, 2004.

Net revenue for the third quarter of 2004 was $10.8 million, compared with $10.6 million in the second quarter of 2004 and with $11.0 million in the third quarter of 2003.

Gross billings, which represent the company’s total volume of sales, was $22.7 million in the third quarter of 2004. This is an increase of six percent compared with $21.4 million in the second quarter of 2004, and an increase of 35 percent from $16.8 million in the third quarter of 2003. (For more detail, please see the reconciliation of gross billings to net revenue presented in accordance with generally accepted accounting principles (GAAP) within the attached financial tables.)

Gross profit in the third quarter was $3.7 million, compared with $3.6 million reported in the second quarter and $3.7 million in the third quarter of 2003. The third quarter 2003 results included a one-time benefit to gross profit of $150,000.

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

Net loss in the third quarter was $1.1 million or a loss of $0.02 per share. This compares with a net loss of $818,000 or a loss of $0.02 per share reported in the second quarter and with a net loss of $693,000 or a loss of $0.02 per share reported in the third quarter a year ago.

Total cash and cash equivalents at September 30, 2004 were $11.9 million, excluding restricted cash and cash to be remitted to others of $1.8 million. Restricted cash and cash to be remitted to others consisted of $256,000 for pledged CDs, and $1.6 million to be remitted to others. The amount to be remitted to others increased significantly during the quarter, as a result of a change in Rainmaker’s banking services. Our change in these accounts caused some customers to send non-service related payments to Rainmaker instead of our clients. The Company made the decision to reclassify these amounts to restricted cash and cash to be remitted to others, and implemented procedures to quickly identify and remit these payments to our clients in October. As a result of these and other changes in our processes, Rainmaker does not expect the volume of this activity to recur in future periods.

Cash and cash equivalents decreased $31,000 in the quarter ended September 30, 2004, and increased $8.3 million for the nine-month period ended September 30, 2004.

Management Qualitative Comments

“In the third quarter, we grew the dollar volume of the contracts we sell for our clients by 35 percent over the third quarter last year,” said Michael Silton, chief executive officer. “At the same time, however, our investment in ramping up new and expanding clients prevented us from translating these results into profits for the company. We are committed to increasing our own profitability and we recognize that this is a critical corporate goal. Over the past year, we have grown our business substantially and we believe we have become an increasingly important part of our clients’ businesses. We are now at a point where our clients are asking for more – more capacity to handle larger pieces of business and more services that compliment our successful offering.

“We are committed to accomplishing these initiatives and to serving our clients needs. We plan to achieve this by making strategic and operational investments in three key areas. First, we are investing in new technology to improve our telesales and order management systems. Second, to accommodate increasing demand for our services,

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

we implemented a management methodology that allows us to scale our telesales team more efficiently and effectively over time. Finally, we are increasing our investment in our telesales staff. Cumulatively, we believe that these actions will allow us to increase our capacity to handle greater volume while improving the scalability and efficiency of our business.

“In addition to these organic initiatives to enhance our business, we recently investigated an acquisition opportunity and ultimately did not to pursue it. While we believe that an acquisition is not necessary for us to become profitable, we believe that the right opportunity could allow us to accelerate the achievement of our goals. We may consider other acquisition opportunities in the future if we feel that they would further strengthen our financial position and allow us to enhance our growth and profitability.

“We see ongoing growth as our clients continue to ramp and expand and we believe that by making key operational changes and strategic investments in our business, we can achieve profitable growth for our shareholders, our clients and our employees. We continue to demonstrate our ability to achieve growth for our clients. However, we won’t be satisfied until we are able to deliver significant growth along with significant profits.”

Fourth Quarter 2004 Guidance

The company anticipates gross billings of $23 to $25 million, and gross profit of between $3.7 and $3.9 million. It also expects to report a loss per share of $0.04, including a cash charge of $675,000 or $0.02 per share for professional fees incurred in connection with a potential acquisition. Rainmaker engaged in discussions to acquire a private company until October 31, 2004, at which time the discussions were terminated.

Conference Call

The company will hold a conference call to discuss its third quarter results today at 1:30 p.m. PT. Those wishing to participate should call (210) 234-0001 using the password “Rainmaker” at approximately 1:20 p.m. PST. A replay of the call will be available for two weeks by dialing (402) 220-4747. A web cast of the conference call as well as the company’s prepared comments in written form will be available for one month on www.rmkr.com.

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted ecommerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com.

Rainmaker Systems, the Rainmaker logo and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	September 30, 2004	December 31, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$11,856	$3,591
Restricted cash and cash to be remitted to others	1,811	2,359
Accounts receivable, less allowance for doubtful accounts of $124 as of September 30, 2004 and $207 as of December 31, 2003	7,855	5,952
Prepaid expenses and other current assets	949	1,007

Total current assets	22,471	12,909
Property and equipment, net	2,963	2,808
Other noncurrent assets	446	100

Total assets	$25,880	$15,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,269	$9,055
Accrued compensation and benefits	386	369
Other accrued liabilities	2,792	1,931
Obligations under financing arrangements	102	504
Current portion of capital lease obligations	138	80

Total current liabilities	17,687	11,939

Capital lease obligations, less current portion	61	31

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 44,366,589 and 39,168,429 outstanding at September 30, 2004 and December 31, 2003	44	39
Additional paid-in capital	63,459	56,847
Accumulated deficit	(55,371)	(53,039)

Total stockholders’ equity	8,132	3,847

Total liabilities and stockholders’ equity	$25,880	$15,817

*	Derived from the Company’s audited financial statements for the year ended December 31, 2003

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net services revenue	$10,828	$10,973	$32,290	$31,039
Cost of services revenue	7,131	7,279	21,264	20,967

Total gross profit	3,697	3,694	11,026	10,072

Operating expenses:
Sales and marketing	2,545	1,989	6,841	5,349
Technology	274	473	813	1,365
General and administrative	1,508	1,560	4,473	4,622
Depreciation and amortization	452	363	1,262	1,131

Total operating expenses	4,779	4,385	13,389	12,467

Operating loss	(1,082)	(691)	(2,363)	(2,395)

Interest and other (expense) income, net	9	(1)	31	(28)

Loss before income taxes	(1,073)	(692)	(2,332)	(2,423)

Income tax benefit	—	1	—	(22)

Net loss	$(1,073)	$(693)	$(2,332)	$(2,401)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.06)	$(0.06)

Weighted average common shares outstanding - basic and diluted	44,319	38,996	42,325	38,901

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating activities:
Net loss	$(1,073)	$(693)	$(2,332)	$(2,401)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	452	363	1,262	1,131
Provision (credit) for sales returns and allowances for doubtful accounts	99	(45)	71	(128)
Gain on disposal of fixed assets	(2)	—	(2)	(6)
Changes in operating assets and liabilities:
Accounts receivable	(713)	213	(1,820)	385
Income taxes receivable	—	—	—	211
Prepaid expenses and other assets	(338)	150	(288)	446
Accounts payable	1,726	1,175	5,214	568
Accrued compensation and benefits	48	(155)	17	(380)
Accrued restructuring and related charges	—	(26)	—	(197)
Other accrued liabilities	286	(37)	414	—

Net cash provided by (used in) operating activities	485	945	2,536	(371)

Investing activities:
Purchases of property and equipment	(643)	(163)	(1,414)	(429)
Restricted cash, net	153	256	840	190
Sale of long-term investments	—	—	—	10

Net cash provided by (used in) investing activities	(490)	93	(574)	(229)

Financing activities:
Proceeds from issuance of common stock from option exercises	56	33	277	40
Proceeds from issuance of common stock from ESPP	—	6	38	19
Proceeds from issuance of common stock and warrants from private placement	—	—	6,302	—
Borrowings under capital lease agreements	102	—	252
Repayment of capital lease and debt obligations	(184)	(201)	(566)	(1,002)

Net cash used in financing activities	(26)	(162)	6,303	(943)

Net increase (decrease) in cash and cash equivalents	(31)	876	8,265	(1,543)

Cash and cash equivalents at beginning of period	11,887	4,325	3,591	6,744

Cash and cash equivalents at end of period	$11,856	$5,201	$11,856	$5,201

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In thousands)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Loss	$(1,073)	$(693)	$(2,332)	$(2,401)

Add:
Non-cash charges for depreciation and amortization	452	363	1,262	1,131
Interest and other expense / (income)	(9)	1	(31)	28
Less: Income tax expense / (benefit)	—	1	—	(22)

	443	365	1,231	1,137

EBITDA	$(630)	$(328)	$(1,101)	$(1,264)

EBITDA is a non-GAAP measure of the Company’s financial performance used as an indicator to cash flow and calculated as operating earnings before interest, taxes, depreciation and amortization expenses. The Company utilizes EBITDA, among other measures, to evaluate the performance of its business. EBITDA should be considered in addition to, not as a substitute for, the Company’s Operating Loss, Net Loss and various cash flow measures (e.g., Cash Provided or Used by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

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Rainmaker Reports Third Quarter 2004 Results

Nov. 4, 2004

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) TO GROSS BILLINGS

AND NET REVENUE DAYS SALES OUTSTANDING TO

GROSS BILLINGS DAYS SALES OUTSTANDING

(In thousands)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net services revenue	$10,828	$10,973	$32,290	$31,039

Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	11,823	5,819	32,169	15,488

Gross billings	$22,651	$16,792	$64,459	$46,527

Net accounts receivable at beginning of period	$7,119	$5,546
Net accounts receivable at end of period	7,855	5,390

Average net accounts receivable	$7,487	$5,468

Number of days in quarter	92	92

Net services revenue per day	$118	$119

Gross billings per day	$246	$183

Net revenue days sales outstanding	64	46

Gross billings days sales outstanding	30	30

Guidance for the next quarter

	Quarter Ended December 31,
	2004	2004
	(Low end of range)	(High end of range)
Net services revenue	$10,000	$10,200
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	13,500	14,300

Gross billings	$23,500	$24,500

A substantial amount of the Company’s sales transactions are reported based on the gross amounts Rainmaker bills its customers for client products and services; however, the Company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The Company believes that gross billings, a measurement of the total volume of amounts billed by the Company to its customers for its clients’ products and services; provides a meaningful indication of the volume of Rainmaker’s business activity.

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